Exhibit 99.1

Bank Notes

THE PALMETTO BANK ELECTS NEW DIRECTORS

L. Leon Patterson, Chief Executive Officer and Chairman of the Board of Directors of Palmetto Bancshares, Inc. and The Palmetto Bank, is pleased to announce the election by the Board of Directors of Palmetto Bancshares, Inc. and The Palmetto Bank of two new members to the Board of Directors of each company. Samuel L. Erwin, President and Chief Executive Officer of The Palmetto Bank, and Lee S. Dixon, Chief Operating Officer of Palmetto Bancshares, Inc. and The Palmetto Bank, were elected to the Board of Directors on October 20, 2009. In addition, Dixon was named the Chief Risk Officer of the Company. In that role, Dixon will focus on enhancing the Company’s overall risk management approach and infrastructure to adapt the Company to the evolving issues impacting the banking industry and the Company.

“Sam and Lee have provided outstanding leadership during this very challenging economic environment. They have worked tirelessly with the Board of Directors for the development and execution of the Strategic Project Plan implemented by the Board in June to address the issues that we, like most banks, are facing as we continue to navigate through this extended recession,” said Patterson. He continued, “At the same time, Sam and Lee have focused all of us - the Board of Directors, our management team, and all of our employees – on the need for innovative change given the size of our Company and the rapidly evolving financial services landscape. Under their leadership, we expect to emerge from this recession in an even better position to serve our customers and the communities in which we operate. Having Sam and Lee join the Board of Directors will ensure that both our near-term and longer-term strategic planning receive constant attention.”

OFFICER APPOINTMENTS

Victor G. Cordone joined The Palmetto Bank as vice president, branch manager and loan officer, Spartan Centre. He received a Bachelor of Arts degree in business administration from the University of South Florida. Cordone brings 29 years experience in consumer, small business and investment banking.

F. J. Daniel Felder, III, joined The Palmetto Bank as vice president, credit administrator. Felder is a magna cum laude graduate in finance from Wofford College and a graduate of the South Carolina Bankers School, the South Carolina Bankers Association Commercial Lending School and Leadership Columbia. Felder will be responsible for credit administration and approval for Spartanburg, Cherokee, York, Anderson, Oconee and Pickens counties.

Nina S. McAllister joined The Palmetto Bank as vice president, treasury analyst. McAllister received a Bachelor of Business Administration degree from Emory University, a Masters of Business Administration from Fuqua School of Business, Duke University and is a graduate of the South Carolina Bankers School. McAllister brings 18 years of treasury experience to The Palmetto Bank.

November 4, 2009

To Our Shareholders:

For the quarter ended September 30, 2009, the Company reported a net loss of $14.2 million, compared to a net loss of $17.9 million for the quarter ended June 30, 2009 and net income of $2.0 million for the quarter ended March 31, 2009. Similar to the second quarter of 2009, the net loss in the third quarter was driven primarily by the elevated level of the provision for loan losses to address deteriorated credit quality in the loan portfolio. In the second and third quarters, many of our customers were severely impacted by the depressed economy and the significant reductions in collateral values, particularly commercial real estate property values.

As reported to you previously, in response to the extended recession and the impact on the Company’s financial results, in June the Board of Directors adopted and the Company began executing a comprehensive and proactive Strategic Project Plan to address these issues. Execution of the Plan is being overseen by a special committee of the Board of Directors, and we have engaged external legal, consulting, and problem loan workout experts to assist with the execution. Since June, we have made significant progress executing the Plan and want to make sure you have a clear understanding of the Plan and the progress we have made in the past five months. Accordingly, we are providing a detailed update on the Plan as summarized as follows:

Credit quality: Given the negative asset quality trends in the loan portfolio, to assist with the identification and quantification of potential losses in May and June 2009 we performed an expanded internal loan review of our loan portfolio. In July and August 2009 an independent loan review firm also reviewed a significant portion of the loan portfolio. For problem loans identified, we prepared written workout plans that are borrower specific to determine how best to resolve the loans, which could include restructuring the loans, requests for additional collateral, payment demands from guarantors, sale of the loans, or foreclosure and sale of the collateral. We have also increased our monitoring of borrower and industry sector concentrations and are limiting additional credit exposure to these concentrations. In addition, we have hired a new Chief Credit Officer, reevaluated our lending policies and procedures and Credit Administration function, and implemented significant enhancements. Among other changes, we have reorganized our Credit Administration function and hired additional Credit Administration resources, as well as reorganized our line of business lending roles and responsibilities, including separate designation of a commercial lending line of business with more direct oversight and clearer accountability.

Liquidity: In June, we implemented a forward looking liquidity plan and increased our liquidity monitoring. The liquidity plan includes, among other things, proactive customer deposit retention initiatives specific to large deposit customers and our deposit customers in general and obtaining additional sources of financing. In addition, we have not reinvested a portion of the cash received from loan payments and maturities of securities, but rather have maintained this cash on deposit at the Federal Reserve Bank. Maintaining this cash on hand has reduced our interest income since we are retaining a higher level of cash versus reinvesting this cash in higher yielding assets such as loans or investment securities; however, we expect to maintain this liquidity position for the foreseeable future.

Capital: To preserve our capital we did not pay a dividend on our common stock in the second or third quarters of 2009. As another means to preserve our capital, we have reduced our loan portfolio by $77.8 million since December 31, 2008. To raise additional capital, we are executing a capital plan that may include issuing common stock, preferred stock, or a combination of both; debt; or other financing alternatives that are treated as capital for regulatory capital purposes. The Board of Directors has not yet approved the terms of any potential offering although currently our plan is to raise additional capital in the next one to three quarters.

Earnings: We have developed an earnings plan that is focused on improvement through a combination of revenue enhancements and expense reductions. With respect to revenue enhancements, we have implemented risk-based loan pricing and minimum interest rates on renewed or new loans meeting certain criteria and are evaluating other noninterest sources of income. Regarding expense reductions, in light of the current low interest rate environment we have reduced the interest rates paid on our deposits. As a result of the above and other actions taken, our net interest margin increased in the third quarter 2009 compared to the second quarter 2009. In addition, we have identified over $2.3 million of specific non-interest expense reductions over the next twelve months and are continuing to review other expense areas for additional reductions. These expense reductions will be partially offset by the higher level of credit-related costs incurred due to legal, consulting, and carrying costs related to our higher level of nonperforming assets.

Summary: In summary, during the third quarter of 2009 we continued to be impacted by the negative financial conditions of our borrowers and the economy in general, but we believe that we have made substantial progress in identifying and quantifying the impact of the economic environment on our loan portfolio and overall financial condition. We have also made substantial progress on the execution of the Strategic Project Plan adopted in June, and we continue to rapidly execute the plan. Some economic indicators are showing signs of improvement. Absent a ‘double dip’ recession, we are optimistic an improving economy will help our borrowers recover and therefore begin moving our credit quality trends in a positive direction and start our road to recovery.

Managing through this recession has not been easy, and we still have a lot of work to do. But please know that your Board of Directors and management team are working extended hours and investing themselves in dealing with our issues. We have a plan, and it is working; we are making progress on a daily basis. As I said in my last letter to you, we will emerge from this recession as an even better Company - with a mission and purpose even more committed and relevant to the future of banking in our state.

Thank you for your loyal support and patience as we work through this troubled economy. I am confident that reward will come for the hard work.

Sincerely,

Leon Patterson
Chairman and Chief Executive Officer

Consolidated Balance Sheets

(dollars in thousands)

	September 30, 2009	June 30, 2009	December 31, 2008
	(unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$143,737	$151,167	$29,305

Total cash and cash equivalents	143,737	151,167	29,305

Federal Home Loan Bank (“FHLB”) stock, at cost	6,155	6,155	6,566
Investment securities available for sale, at fair value	121,027	113,347	125,596
Mortgage loans held for sale	1,634	12,320	7,415

Loans, gross	1,080,679	1,126,512	1,158,480
Less: allowance for loan losses	(22,548)	(21,965)	(11,000)

Loans, net	1,058,131	1,104,547	1,147,480

Premises and equipment, net	29,470	29,602	26,347
Premises held for sale	—	—	1,651
Goodwill, net	3,691	3,691	3,691
Core deposit intangibles, net	—	12	34
Accrued interest receivable	4,642	4,572	5,466
Other	56,968	40,116	18,724

Total assets	$1,425,455	$1,465,529	$1,372,275

Liabilities and shareholders’ equity
Liabilities
Deposits
Noninterest-bearing	$130,401	$134,420	$134,465
Interest-bearing	1,071,154	1,095,598	937,031

Total deposits	1,201,555	1,230,018	1,071,496

Retail repurchase agreements	20,927	23,920	16,357
Commercial paper (Master notes)	25,368	21,806	27,955
Other short-term borrowings	—	—	79,785
Long-term borrowings	82,000	82,000	52,000
Accrued interest payable	2,164	2,055	1,857
Other	5,175	5,642	7,049

Total liabilities	1,337,189	1,365,441	1,256,499

Shareholders’ equity
Common stock	32,271	32,264	32,230
Capital surplus	2,489	2,421	2,095
Retained earnings	57,147	71,322	87,568
Accumulated other comprehensive loss, net of tax	(3,641)	(5,919)	(6,117)

Total shareholders’ equity	88,266	100,088	115,776

Total liabilities and shareholders' equity	$1,425,455	$1,465,529	$1,372,275

SIGNIFICANT CREDIT QUALITY RATIOS
Allowance for loan losses as a percentage of gross loans	2.09%	1.95%	0.95%
Nonperforming assets as a percentage of total assets	8.44	7.74	3.66

Consolidated Statements of Income

(dollars in thousands, except per share data) (unaudited)

	For the three month periods ended		For the nine month period ended
	September 30,	June 30,	September 30,
Interest income
Interest earned on cash and cash equivalents	$96	$32	$134
Dividends paid on FHLB stock	12	—	12
Interest earned on investment securities available for sale
United States Treasury and federal agencies (taxable)	2	—	2
State and municipal (nontaxable)	403	410	1,242
Collateralized mortgage obligations (taxable)	760	823	2,424
Other mortgage-backed (taxable)	230	248	741
Interest and fees earned on loans	15,543	14,377	45,947

Total interest income	17,046	15,890	50,502

Interest expense
Interest paid on deposits	5,014	5,203	14,929
Interest paid on retail repurchase agreements	16	14	43
Interest paid on commercial paper	16	14	45
Interest paid on other short-term borrowings	2	11	90
Interest paid on long-term borrowings	482	380	1,233

Total interest expense	5,530	5,622	16,340

Net interest income	11,516	10,268	34,162

Provision for loan losses	24,000	30,000	56,175

Net interest income (loss) after provision for loan losses	(12,484)	(19,732)	(22,013)

Noninterest income
Service charges on deposit accounts, net	2,101	2,072	6,057
Fees for trust and investment management and brokerage services	555	576	1,665
Mortgage-banking	613	1,245	2,723
Automatic teller machine	379	335	1,014
Investment securities gains	—	—	2
Other	866	859	2,571

Total noninterest income	4,514	5,087	14,032

Noninterest expense
Salaries and other personnel	6,257	6,164	18,283
Occupancy	1,196	1,155	3,267
Furniture and equipment	865	892	2,640
Loss on disposition of premises, furniture, and equipment	9	21	85
Federal Deposit Insurance Corporation (“FDIC”) deposit insurance assessment	712	1,372	2,538
Mortgage-servicing rights portfolio amortization and impairment	289	336	1,039
Marketing	158	258	713
Amortization of core deposit intangibles	12	11	34
Other real estate owned writedowns and expenses	1,470	45	1,544
Other	3,001	2,873	8,470

Total noninterest expense	13,969	13,127	38,613

Net income (loss) before provision (benefit) for income taxes	(21,939)	(27,772)	(46,594)

Provision (benefit) for income taxes	(7,764)	(9,921)	(16,562)

Net income (loss)	$(14,175)	$(17,851)	$(30,032)

Common and per share data
Net income (loss) - basic	$(2.20)	$(2.77)	$(4.66)
Net income (loss) - diluted	(2.20)	(2.77)	(4.66)
Cash dividends	—	—	0.06
Book value	13.68	15.52	13.68

Weighted average common shares outstanding - basic	6,450,090	6,450,090	6,449,621
Weighted average common shares outstanding - diluted	6,450,090	6,450,090	6,449,621

This document contains “forward-looking statements” within the meaning of the Provate Securities Litigation Reform Act of 1995. Additional information can be found in our reports filed with the Securities and Exchange Commission at their internet site (www.sec.gov).